Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports record fourth quarter 2020 results including a 420 bps increase in home closing gross margin, 50% increase in diluted EPS and 52% increase in orders over prior year

SCOTTSDALE, Ariz., January 27, 2021 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter and full year results for the periods ended December 31, 2020.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	% Chg	2020	2019	% Chg
Homes closed (units)	3,744	2,830	32%	11,834	9,267	28%
Home closing revenue	$1,409,160	$1,103,741	28%	$4,464,389	$3,604,629	24%
Average sales price - closings	$376	$390	(4)%	$377	$389	(3)%
Home orders (units)	3,174	2,093	52%	13,724	9,616	43%
Home order value	$1,216,069	$804,133	51%	$5,174,938	$3,683,502	40%
Average sales price - orders	$383	$384	—%	$377	$383	(2)%
Ending backlog (units)				4,672	2,782	68%
Ending backlog value				$1,812,547	$1,098,158	65%
Average sales price - backlog				$388	$395	(2)%
Earnings before income taxes	$195,365	$110,535	77%	$533,566	$302,945	76%
Net earnings	$152,527	$103,614	47%	$423,475	$249,663	70%
Diluted EPS	$3.97	$2.65	50%	$11.00	$6.42	71%

MANAGEMENT COMMENTS
“Meritage Homes achieved another record quarter, capping off a full year of outperformance in 2020. While managing the safety, health, and welfare of our employees, customers, and trade partners amidst the pandemic, we still produced our all-time largest annual volume of sales orders and home closings," said Steven J. Hilton, executive chairman of Meritage Homes. "In the fourth quarter, we continued the momentum we achieved earlier in the year by delivering our highest quarterly home closings and revenue in our Company's history. The housing market remained robust during a traditionally quiet time of year, and with a strategic focus on entry-level and first move-up markets, Meritage capitalized on the significant demand by growing volume, driving profitability, and improving return on equity."
“Our sales orders of 3,174 homes for this quarter were 52% higher than the fourth quarter of 2019," Phillippe Lord, chief executive officer of Meritage Homes, commented. "Quarterly closings of 3,744 homes represented 914 additional units, compared to the same quarter of the prior year. Home closing revenue of $1.4 billion in the current quarter, combined with our best quarterly home closing gross margin since 2006 of 24.0%, resulted in diluted earnings per share of $3.97 for the fourth quarter."
Mr. Lord added, “The sustained strength in market demand largely stems from historically low mortgage interest rates, a shortage of new and existing homes for sale, and increased demand for healthier, safer homes that are affordable. Meritage continues to deliver what customers want: quick move-in homes that match their style, budget, and timeline. For entry-level buyers, our just-in-time inventory of LiVE.NOW.® homes makes the dream of home ownership an immediate reality. For first move-up buyers, our streamlined Design Collections at Studio M® Design Centers enable customers to style their home efficiently through a stress-free experience.
“In the fourth quarter of 2020, we aggressively secured new land positions to replace communities as they close out and to expand our community count over the coming years. We invested $506 million in land acquisition and development and put approximately 11,200 new lots under control, a quarterly record," he remarked. "We secured nearly 29,500 gross new lots in 2020, a 63% increase as compared to about 18,000 gross new lots in 2019. Adjusting for land sales and terminations, we secured more than 27,200 net new lots in 2020, a 60% increase year-over-year. We believe our strong land portfolio strategically sets us up for long-term growth, as we continue to make progress toward our goal of 300 communities by mid-2022."
Mr. Lord concluded, "We are entering 2021 with a heavy backlog of almost 4,700 sold homes and more than 2,500 specs completed or under construction, giving us some additional visibility into 2021. For the full year 2021, we are projecting 11,500-12,500 home closings with home closing revenue between $4.2-4.6 billion, home closing gross margin of 22.0-23.0% and an effective tax rate of about 23.0%. At this volume, we expect to close out 2021 with approximately 235-245 communities and to realize diluted EPS in the range of $10.50-11.50.”

FOURTH QUARTER RESULTS
•Total orders for the fourth quarter of 2020 were 52% higher year-over-year, driven by an 87% increase in absorptions per store that was largely due to general market strength, as well as strong demand for Meritage’s entry-level homes which sell at a higher pace than first move-up homes. Entry-level represented almost 72% of fourth quarter 2020 orders, compared to 55% in the same quarter of 2019. Higher absorptions across all of Meritage's markets offset a 19% year-over-year decline in average community count for the fourth quarter, resulting from early close-outs of communities in 2020. Fourth quarter absorptions nearly doubled to 5.3 per month, compared to 2.8 per month in the prior year. Year-over-year absorptions were up 118% in the East region, 83% in the Central region, and 65% in the West region, with significant increases across all states led by South Carolina with 246%.
•The 28% increase in home closing revenue to $1.4 billion for the quarter reflected 32% higher home closing volume, partially offset by a 4% reduction in average sales price ("ASP") on closings due to the strategic shift in product mix toward affordable entry-level homes, as compared to the same quarter of 2019. ASPs also reflect pricing increases throughout 2020 due to strong market demand.
•Home closing gross margin improved 420 bps to 24.0% in the fourth quarter of 2020 from 19.8% in the prior year. Higher ASPs, additional home closing volume and efficiencies gained from streamlined operations more than offset high lumber costs in 2020, and all contributed to a 54% year-over-year increase in home closing gross profit to $337.8 million for the current quarter.
•Selling, general and administrative ("SG&A") expenses as a percentage of fourth quarter 2020 home closing revenue of 9.3% improved 80 bps from 10.1% in the fourth quarter of 2019, due to greater overhead leverage and cost savings achieved from technology enhancements, particularly as related to the Company's sales and marketing efforts.
•The fourth quarter effective income tax rate was 21.9% in 2020 compared to 6.3% in the prior year. In 2019, the extension of the eligible energy tax credits on qualifying energy-efficient homes occurred in December, resulting in the beneficial impact for fiscal years 2018 and 2019 reflected in the fourth quarter of 2019, generating the low tax rate.
•Fourth quarter 2020 pre-tax margin of 13.8% was 410 bps higher than 9.7% in the fourth quarter of 2019. Net earnings were $152.5 million ($3.97 per diluted share) for this quarter, compared to $103.6 million ($2.65 per diluted share) for the same quarter in the prior year. This 50% increase in diluted EPS reflects higher home closing revenue and gross margins, as well as greater SG&A leverage in the current quarter, a $5.6 million charge for early extinguishment of debt in the fourth quarter of 2019 and $20.3 million of land sale impairments in the current quarter due to the upcoming disposition of assets that no longer fit our strategy. Diluted EPS also benefited from the reduction in diluted shares after the repurchase of one million shares in the first quarter of 2020 and another 100,000 shares in the fourth quarter of 2020.

FULL YEAR RESULTS
•Total orders for the full year 2020 were 43% higher year-over-year, as absorptions were 5.2 per month in 2020, up from 3.1 per month in 2019. The 68% increase in absorptions was primarily driven by strength in the market during most of 2020, as well as the product mix shift toward the higher pace entry-level homes. For the full year 2020, entry-level represented 68% of sales orders, compared to 51% for 2019.
•Home closings for the full year 2020 increased 28% over 2019, while ASP on closings was 3% lower than the prior year due to the product mix shift toward affordable entry-level homes that was partially offset by pricing increases throughout the year. This resulted in a 24% increase in home closing revenue to $4.5 billion for the full year 2020.
•Home closing gross margin improved 310 bps to 22.0% for the full year 2020, compared to 18.9% in 2019, reflecting the benefits of higher ASPs, as well as Meritage's strategic streamlining of operations, including cost efficiencies and leverage from additional home closing volume. Home closing gross profit increased 44% to $980.4 million for the full year 2020.
•SG&A expenses as a percentage of home closing revenue for the full year improved 90 bps to 10.0% in 2020, from 10.9% in 2019, reflecting greater leverage of overhead expenses on higher closing volume, as well as operating efficiencies from technology initiatives in 2020.
•Interest expense decreased $6.2 million year-over-year, primarily due to lower debt balances reflecting the early redemption of $300 million senior notes in December 2019.
•The effective tax rate for the full year 2020 was 20.6%, compared to 17.6% in 2019. The eligible energy tax credits on qualifying energy-efficient homes were extended into 2021, which will continue to reduce the effective tax rate.
•The pre-tax margin for the full year 2020 of 11.9% was 360 bps higher than 8.3% for 2019. Net earnings totaled $423.5 million ($11.00 per diluted share) for the full year 2020, compared to $249.7 million ($6.42 per diluted share) in 2019. The 70% year-over-year increase (71% for diluted EPS) reflects greater home closing revenue and gross margin, decreased SG&A expenses and $24.9 million of total impairments in the current year, compared to $7.3 million of inventory impairments as well as a $5.6 million charge for early extinguishment of debt in the prior year. Full year diluted EPS also benefited from the reduction in diluted shares after the repurchase of 1.1 million shares in 2020.

BALANCE SHEET
•Cash and cash equivalents at December 31, 2020 totaled $745.6 million, compared to $319.5 million at December 31, 2019, reflecting positive cash flow from operations of $530.4 million. Real estate assets of approximately $2.8 billion at December 31, 2020 held relatively steady to prior year as a decrease in spec inventory was offset by an increase in sold inventory as well as lot and land inventory.
•More than 55,500 total lots were owned or under control at December 31, 2020, compared to nearly 41,400 total lots at December 31, 2019, with approximately 11,200 new lots added in the fourth quarter of 2020 alone representing 69 new communities. Of the 27,200 net new lots put under control in 2020, approximately 81% are for LiVE.NOW.® communities for entry-level homes.
•Debt-to-capital and net debt-to-capital ratios were 30.3% and 10.5%, respectively at December 31, 2020, a significant reduction from 34.0% and 26.2%, respectively at December 31, 2019.
•The Company repurchased 100,000 shares of stock for a total $8.8 million during the fourth quarter of 2020.
•On November 13, 2020, the Board of Directors authorized an additional $100.0 million for share repurchases under the Company's existing stock repurchase program. There is no stated expiration date for this program.
•On December 22, 2020, Meritage entered into an amendment to its $780 million unsecured revolving credit facility, which extends the maturity date to December 2025.

CONFERENCE CALL
Management will host a conference call to discuss its fourth quarter and full year results at 7:30 a.m. Arizona Time (9:30 a.m. Eastern Time) on Thursday, January 28, 2021. The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's website at https://investors.meritagehomes.com. Telephone participants will be able to join by dialing in to 1-877-407-6951 US toll free or 1-412-902-0046 on the day of the call.
A replay of the call will be available beginning at approximately 11:30 a.m. Arizona Time (1:30 p.m. Eastern Time) on January 28, 2021 and extending through February 11, 2021, at https://investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2020	2019	Change $	Change %
Homebuilding:
Home closing revenue	$1,409,160	$1,103,741	$305,419	28%
Land closing revenue	777	33,107	(32,330)	(98)%
Total closing revenue	1,409,937	1,136,848	273,089	24%
Cost of home closings	(1,071,375)	(884,778)	(186,597)	21%
Cost of land closings	(21,016)	(32,750)	11,734	(36)%
Total cost of closings	(1,092,391)	(917,528)	(174,863)	19%
Home closing gross profit	337,785	218,963	118,822	54%
Land closing gross (loss)/profit	(20,239)	357	(20,596)	N/M
Total closing gross profit	317,546	219,320	98,226	45%
Financial Services:
Revenue	5,768	4,756	1,012	21%
Expense	(2,278)	(1,832)	(446)	24%
Earnings from financial services unconsolidated entities and other, net	1,956	1,340	616	46%
Financial services profit	5,446	4,264	1,182	28%
Commissions and other sales costs	(83,038)	(70,598)	(12,440)	18%
General and administrative expenses	(47,937)	(40,557)	(7,380)	18%
Interest expense	(1)	(20)	19	(95)%
Other income, net	3,349	3,761	(412)	(11)%
Loss on early extinguishment of debt	—	(5,635)	5,635	N/M
Earnings before income taxes	195,365	110,535	84,830	77%
Provision for income taxes	(42,838)	(6,921)	(35,917)	519%
Net earnings	$152,527	$103,614	$48,913	47%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$4.06	$2.71	$1.35	50%
Weighted average shares outstanding	37,582	38,252	(670)	(2)%
Diluted
Earnings per common share	$3.97	$2.65	$1.32	50%
Weighted average shares outstanding	38,412	39,137	(725)	(2)%

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Twelve Months Ended December 31,
	2020	2019	Change $	Change %
Homebuilding:
Home closing revenue	$4,464,389	$3,604,629	$859,760	24%
Land closing revenue	17,731	45,854	(28,123)	(61)%
Total closing revenue	4,482,120	3,650,483	831,637	23%
Cost of home closings	(3,483,981)	(2,923,969)	(560,012)	19%
Cost of land closings	(38,525)	(46,899)	8,374	(18)%
Total cost of closings	(3,522,506)	(2,970,868)	(551,638)	19%
Home closing gross profit	980,408	680,660	299,748	44%
Land closing gross loss	(20,794)	(1,045)	(19,749)	N/M
Total closing gross profit	959,614	679,615	279,999	41%
Financial Services:
Revenue	19,097	16,461	2,636	16%
Expense	(7,797)	(6,781)	(1,016)	15%
Earnings from financial services unconsolidated entities and other, net	5,088	10,899	(5,811)	(53)%
Financial services profit	16,388	20,579	(4,191)	(20)%
Commissions and other sales costs	(287,901)	(246,728)	(41,173)	17%
General and administrative expenses	(159,020)	(146,093)	(12,927)	9%
Interest expense	(2,177)	(8,370)	6,193	(74)%
Other income, net	6,662	9,577	(2,915)	(30)%
Loss on early extinguishment of debt	—	(5,635)	5,635	N/M
Earnings before income taxes	533,566	302,945	230,621	76%
Provision for income taxes	(110,091)	(53,282)	(56,809)	107%
Net earnings	$423,475	$249,663	$173,812	70%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$11.23	$6.55	$4.68	71%
Weighted average shares outstanding	37,718	38,100	(382)	(1)%
Diluted
Earnings per common share	$11.00	$6.42	$4.58	71%
Weighted average shares outstanding	38,484	38,891	(407)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$745,621	$319,466
Other receivables	98,573	88,492
Real estate (1)	2,778,039	2,744,361
Deposits on real estate under option or contract	59,534	50,901
Investments in unconsolidated entities	4,350	4,443
Property and equipment, net	38,933	50,606
Deferred tax asset	36,040	25,917
Prepaids, other assets and goodwill	103,308	114,063
Total assets	$3,864,398	$3,398,249
Liabilities:
Accounts payable	$175,250	$155,024
Accrued liabilities	296,121	226,008
Home sale deposits	25,074	24,246
Loans payable and other borrowings	23,094	22,876
Senior notes	996,991	996,105
Total liabilities	1,516,530	1,424,259
Stockholders' Equity:
Preferred stock	—	—
Common stock	375	382
Additional paid-in capital	455,762	505,352
Retained earnings	1,891,731	1,468,256
Total stockholders’ equity	2,347,868	1,973,990
Total liabilities and stockholders’ equity	$3,864,398	$3,398,249
(1) Real estate – Allocated costs:
Homes under contract under construction	873,365	$564,762
Unsold homes, completed and under construction	357,861	686,948
Model homes	82,502	121,340
Finished home sites and home sites under development	1,464,311	1,371,311
Total real estate	$2,778,039	$2,744,361

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Depreciation and amortization	$8,556	$8,370	$31,052	$27,923

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$67,550	$88,195	$82,014	$88,454
Interest incurred	16,101	19,629	66,289	83,856
Interest expensed	(1)	(20)	(2,177)	(8,370)
Interest amortized to cost of home and land closings	(24,710)	(25,790)	(87,186)	(81,926)
Capitalized interest, end of period	$58,940	$82,014	$58,940	$82,014

	December 31, 2020	December 31, 2019
Notes payable and other borrowings	$1,020,085	$1,018,981
Stockholders' equity	2,347,868	1,973,990
Total capital	3,367,953	2,992,971
Debt-to-capital	30.3%	34.0%

Notes payable and other borrowings	$1,020,085	$1,018,981
Less: cash and cash equivalents	(745,621)	(319,466)
Net debt	274,464	699,515
Stockholders’ equity	2,347,868	1,973,990
Total net capital	$2,622,332	$2,673,505
Net debt-to-capital	10.5%	26.2%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Twelve Months Ended December 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$423,475	$249,663
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	31,052	27,923
Stock-based compensation	19,995	19,607
Loss on early extinguishment of debt	—	5,635
Equity in earnings from unconsolidated entities	(4,496)	(11,945)
Distribution of earnings from unconsolidated entities	3,594	13,438
Other	14,406	9,273
Changes in assets and liabilities:
(Increase)/decrease in real estate	(40,089)	3,621
(Increase)/decrease in deposits on real estate under option or contract	(9,477)	453
Decrease/(increase) in receivables, prepaids and other assets	2,130	(9,112)
Increase in accounts payable and accrued liabilities	88,942	42,654
Increase/(decrease) in home sale deposits	828	(4,390)
Net cash provided by operating activities	530,360	346,820
Cash flows from investing activities:
Investments in unconsolidated entities	(5)	(1,113)
Distributions of capital from unconsolidated entities	1,000	11,550
Purchases of property and equipment	(19,932)	(24,385)
Proceeds from sales of property and equipment	703	459
Maturities/sales of investments and securities	2,489	754
Payments to purchase investments and securities	(2,489)	(754)
Net cash used in investing activities	(18,234)	(13,489)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(16,379)	(3,676)
Repayment of senior notes and senior convertible notes	—	(305,620)
Repurchase of shares	(69,592)	(16,035)
Net cash used in financing activities	(85,971)	(325,331)
Net increase in cash and cash equivalents	426,155	8,000
Beginning cash and cash equivalents	319,466	311,466
Ending cash and cash equivalents	$745,621	$319,466

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	December 31, 2020		December 31, 2019
	Homes	Value	Homes	Value
Homes Closed:
Arizona	704	$228,990	581	$187,670
California	444	286,744	285	181,307
Colorado	185	85,707	204	102,989
West Region	1,333	601,441	1,070	471,966
Texas	1,147	371,870	800	273,566
Central Region	1,147	371,870	800	273,566
Florida	524	183,411	372	147,227
Georgia	183	65,960	147	51,052
North Carolina	327	112,299	265	98,769
South Carolina	102	32,256	70	21,858
Tennessee	128	41,923	106	39,303
East Region	1,264	435,849	960	358,209
Total	3,744	$1,409,160	2,830	$1,103,741

Homes Ordered:
Arizona	485	$168,760	354	$115,404
California	280	187,431	231	143,573
Colorado	210	103,351	142	71,276
West Region	975	459,542	727	330,253
Texas	1,019	341,240	697	232,644
Central Region	1,019	341,240	697	232,644
Florida	447	155,555	255	97,025
Georgia	147	54,618	106	37,004
North Carolina	368	131,857	207	73,999
South Carolina	108	36,733	49	14,785
Tennessee	110	36,524	52	18,423
East Region	1,180	415,287	669	241,236
Total	3,174	$1,216,069	2,093	$804,133

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Twelve Months Ended
	December 31, 2020		December 31, 2019
	Homes	Value	Homes	Value
Homes Closed:
Arizona	2,019	$666,223	1,707	$556,432
California	1,231	774,349	749	486,153
Colorado	738	354,677	711	367,468
West Region	3,988	1,795,249	3,167	1,410,053
Texas	3,894	1,273,661	2,976	1,033,755
Central Region	3,894	1,273,661	2,976	1,033,755
Florida	1,466	540,644	1,181	468,591
Georgia	642	229,577	527	183,492
North Carolina	1,132	388,776	823	303,635
South Carolina	331	105,369	272	88,371
Tennessee	381	131,113	321	116,732
East Region	3,952	1,395,479	3,124	1,160,821
Total	11,834	$4,464,389	9,267	$3,604,629

Homes Ordered:
Arizona	2,501	$823,339	1,875	$608,795
California	1,530	956,681	803	511,767
Colorado	750	361,619	722	361,336
West Region	4,781	2,141,639	3,400	1,481,898
Texas	4,476	1,472,183	3,043	1,031,937
Central Region	4,476	1,472,183	3,043	1,031,937
Florida	1,645	590,966	1,180	466,528
Georgia	665	237,576	537	186,735
North Carolina	1,367	472,483	865	315,572
South Carolina	380	122,049	254	80,325
Tennessee	410	138,042	337	120,507
East Region	4,467	1,561,116	3,173	1,169,667
Total	13,724	$5,174,938	9,616	$3,683,502

Order Backlog:
Arizona	993	$343,917	511	$186,194
California	444	274,680	145	92,171
Colorado	208	104,709	196	97,508
West Region	1,645	723,306	852	375,873
Texas	1,630	572,242	1,048	372,520
Central Region	1,630	572,242	1,048	372,520
Florida	550	214,790	371	163,385
Georgia	156	57,882	133	49,742
North Carolina	454	163,346	219	79,446
South Carolina	120	41,211	71	24,427
Tennessee	117	39,770	88	32,765
East Region	1,397	516,999	882	349,765
Total	4,672	$1,812,547	2,782	$1,098,158

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	December 31, 2020		December 31, 2019
	Ending	Average	Ending	Average
Active Communities:
Arizona	33	34.0	31	34.0
California	16	18.0	24	24.0
Colorado	11	11.0	18	19.0
West Region	60	63.0	73	77.0
Texas	63	60.5	77	75.5
Central Region	63	60.5	77	75.5
Florida	31	32.5	33	34.5
Georgia	7	9.0	18	18.0
North Carolina	21	20.5	25	23.5
South Carolina	6	6.0	9	9.5
Tennessee	7	8.0	9	9.0
East Region	72	76.0	94	94.5
Total	195	199.5	244	247.0

	Twelve Months Ended
	December 31, 2020		December 31, 2019
	Ending	Average	Ending	Average
Active Communities:
Arizona	33	34.8	31	35.5
California	16	23.3	24	20.5
Colorado	11	12.0	18	19.0
West Region	60	70.1	73	75.0
Texas	63	66.9	77	86.0
Central Region	63	66.9	77	86.0
Florida	31	33.8	33	32.0
Georgia	7	12.5	18	20.0
North Carolina	21	20.6	25	25.0
South Carolina	6	6.0	9	10.5
Tennessee	7	9.8	9	9.5
East Region	72	82.7	94	97.0
Total	195	219.7	244	258.0

ABOUT MERITAGE HOMES CORPORATION
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2019. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
The Company has closed over 135,000 homes in its 36-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. Meritage is the industry leader in energy-efficient homebuilding and a seven-year recipient of the U.S. Environmental Protection Agency’s ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding health of the housing market and the potential adverse impacts of the COVID-19 pandemic, and projected full year 2021 home closings, home closing revenue, gross margins, effective tax rate, diluted earnings per share and future community counts.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations, except as required by law. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: disruptions to our business by COVID-19, fear of a similar event, and measures implemented by federal, state and local governments or health authorities to address it; the availability and cost of finished lots and undeveloped land; shortages in the availability and cost of labor; the ability of our potential buyers to sell their existing homes; changes in interest rates and the availability and pricing of residential mortgages; our exposure to information technology failures and security breaches; legislation related to tariffs; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; changes in tax laws that adversely impact us or our homebuyers; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; home warranty and construction defect claims; failures in health and safety performance; our ability to obtain performance and surety bonds in connection with our development work; the loss of key personnel; changes in or failure to comply with laws, regulations and building codes; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our compliance with government regulations, the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth or impact the costs of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; negative publicity that affects our reputation and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2019 and our Form 10-Q for the quarter ended September 30, 2020 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.